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                                                                   EXHIBIT 10.16


                               [OPTEL LETTERHEAD]

                        CONFIDENTIAL TREATMENT REQUESTED


                                                                    CONFIDENTIAL

                                 March 10, 1998


Mr. Jim Price
President
I(3)S, Inc.
1530 Riverbend Street, Suite 600
Dallas, Texas 75247-4953

     Re: Strategic Alliance for the Provision of High Speed Data Services

Dear Mr. Price:

     TVMAX Telecommunications, Inc., d/b/a OpTel ("OpTel") and I(3)S, Inc. ("I(3)S") have been discussing a strategic alliance for the purpose of bringing high speed data service, including without limitation Internet service, to, among others, OpTel's residential customers. OpTel currently provides video and telephony services to multiple dwelling units and their residents in a number of markets across the United States. I(3)S provides system integration and network services, including, without limitation, high speed cable data services and Internet services, to multiple system franchise cable operators ("MSO"), private cable operators ("PCO"), and real estate investment trusts ("REIT"), nationwide. OpTel and I(3)S desire to provide high speed data services to MDUs, current and future, served by OpTel, and neighboring businesses, in accordance with the terms of this agreement.

     The following sets forth the terms, conditions and agreements between the parties regarding the strategic alliance for the provision of high speed data services:

     1.   Purpose of Strategic Alliance.

     OpTel and I(3)S hereby form an alliance for the purpose of providing high-speed data services, which services shall include, without limitation, Internet services ("HSDS"), to existing and future residential and commercial customers of OpTel and to other persons to whom OpTel and I(3)S through their respective networks, determine to bring HSDS. It is envisioned that OpTel, which, itself and through affiliates, provides multi-channel video and telecommunications services principally to residents of multiple dwelling units ("MDUs"), will endeavor to market and distribute HSDS provided by I(3)S in selected MDUs from time to time being provided multi-channel video services. Subject to the successful completion of field testing (see Paragraph 13.N below), OpTel will initially offer the HSDS to the first of OpTel's markets commencing approximately thirty to ninety days after the parties' execution of this agreement. Consistent with the terms set forth in this agreement, and, at its discretion, OpTel will offer HSDS in its other markets acceptable to I(3)S during the term of this agreement.


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     2.   Structure of Relationship.

     The parties hereby enter into a strategic alliance for the purposes of providing HSDS to MDUs and other customers served by OpTel under the terms of this agreement. Each party will keep its own books and records and maintain its own corporate existence. The parties will not be partners or joint venturers.

     3.   Roles and Responsibilities of the Parties.

          A. OpTel. As part of the agreements contemplated hereby, OpTel shall:

               (i) Determine, in its sole discretion, which geographic markets (each a "Market") it wishes to offer HSDS pursuant to these arrangement and the timing of OpTel's offering in each market. The criteria for determining the eligibility of a Market will be: (i) whether the Market has available MDUs having fully activated coaxial cable plant passings of not less than 3,500 residential units, and (ii) whether the Market contains a reasonably acceptable number of higher quality MDU's, typically referred to as "Class A" and "Class B" properties (collectively, the "Market Criteria"). I(3)S confirms the eligibility of each of the markets identified on Schedule I attached hereto (each an "Approved Market"). If OpTel wishes to offer HSDS to any Market other than an Approved Market, such Market must meet the Market Criteria and be approved by I(3)S before I(3)S shall be obligated to participate in the delivery of HSDS to that Market as described herein.

               (ii) Determine, at its sole discretion, which MDUs or other customers within a Market to bring HSDS (each a "Property Determination"). OpTel shall have the right to discontinue HSDS to any MDU or other customer if: (i) OpTel ceases providing its cable television services to such MDU, (ii) OpTel determines that it does not have the contractual or other legal right to provide the HSDS to such MDU via its property cable plant, or (iii) OpTel in good faith determines that it should discontinue the HSDS to such MDU in response to an MDU owner's request to do so or otherwise as OpTel in good faith deems necessary for the proper conduct of OpTel's business or to maintain a proper relationship with the owner of an MDU. OpTel agrees that clause (iii) of the preceding sentence shall be applicable only with respect to circumstances surrounding individual MDUs or MDUs under common or affiliated ownership and shall not give OpTel the right to terminate this agreement in its entirety or with respect to any Market.

               (iii) Prior to or upon making a Property Determination, establish the property network in the manner and having the physical characteristics set forth on Schedule A (the "Property Network") and the required local loop route also as described on Schedule A (the "Local Route").


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               (iv)   Accept orders for HSDS and related services from
                      subscribers (each MDU resident or other customer that subscribes to the HSDS is herein referred to as a "Subscriber").

               (v)    Perform billing and collection functions related to HSDS.

               (vi) Provide marketing of the HSDS product, as determined by OpTel, after consultation with I(3)S.

               (vii) Maintain sole responsibility for all relations with all OpTel customers and Subscribers, including without limitation MDU residents, owners, ownership associations and property management, except that I(3)S will have contact with Subscribers and MDU owners and property management as necessary for I(3)S to perform its obligations described in subsections 3.B(ii) and (iii) below.

               (viii) Maintain such permits, licenses, franchise rights and intellectual property rights as may be required by applicable law or as OpTel deems desirable in connection with these matters and its business.

               (ix) Assume the operating and capital cost associated with any and all:

                    (a)  Monthly recurring local loop costs

                    (b) Monthly recurring property maintenance (Lce, Router, DSU/CSU, etc.)

                    (c)  Monthly recurring headend maintenance

                    (d)  Monthly recurring IP flow gateway (Houston, Texas)

                    (e)  OpTel's customer service representatives

                    (f)  Advertising and promotion to MDU residents

                    (g)  Sales commissions, if any, due OpTel employees

                    (h)  Insurance on OpTel-provided equipment

                    (i) MDU property owner revenue sharing (as determined by OpTel)

                    (j)  OpTel-specific training for HSDS

                    (k)  CSR platform and services (non-IP or I(3)S personnel)

                    (l)  One-half(1/2) of MCIS platform user costs

                    (m)  Travel and entertainment expenses of OpTel employees

                    (n)  MDU property CATV upgrades (to the extent necessary)

                    (o)  MDU property equipment (Lce, Router, CSU/DSU)

                    (p)  Master headend equipment

                    (q)  Non-recurring local loop transport costs

     The parties expressly acknowledge and agree that the provision of HSDS at any MDU or other facility under the agreements contemplated hereby will be entirely derivative and dependent upon OpTel's continued right to serve the property and to maintain a video distribution plant thereon, and all arrangements and agreements with Subscribers are dependent upon such continuing rights. Maintenance of these rights to serve is entirely at OpTel's discretion, and cannot be assured. Consequently, in no event shall OpTel be responsible to I(3)S or any Subscriber in respect of the diminution in, or loss of, such video distribution and related rights, or any other right of access, which OpTel might endeavor to maintain. Moreover, it is expressly understood that the substantial majority of OpTel customers for multi-channel video services are renters or other transient occupants


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I(3)S Inc.
March 10, 1998
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of MDUs and there can be no expected minimum customer life. However, if OpTel's right to serve a property terminates, OpTel ceases providing its video services to that property, and OpTel has no further rights or interests in the video distribution plant at that property, nothing contained in this agreement shall prevent I(3)S from entering into a separate arrangement with the owner of that property for the delivery of high-speed data services. OpTel shall use reasonable efforts to provide I(3)S with advance notice of the date of termination or cessation of OpTel's video services at a property.

     OpTel and I(3)S periodically shall establish the expected "look and feel" of the "Opening Screen" and other customized electronic media, so that I(3)S can perform its obligations, and shall update such information from time-to-time in accordance with Schedule B.

     OpTel shall, at all times, maintain sole ownership of the names, addresses and other account information of Subscribers and other OpTel customers; provided, OpTel shall make such information available to I(3)S solely for purpose of facilitating the performance of its obligations hereunder. I(3)S shall not use such information for any other purpose or disclose such information to third parties, unless and to the extent I(3)S is required to do so by applicable law or pursuant to OpTel's prior written consent.


     OpTel shall have the right to offer complimentary HSDS to property owners or ownership or management associations, etc., as reasonably necessary in connection with the furtherance of this business. OpTel and I(3)S agree that complimentary HSDS offerings shall be limited to free installation, free Hardware and Software and free HSDS (collectively, "Complimentary Service") for up to two (2) computers at an MDU property management or leasing office and Complimentary Service for one computer each for up to two (2) MDU-resident employees of management level.


        B.  I(3)S.   As part of the agreements contemplated hereby, I(3)S shall:

              (i) Establish in each Approved Market and in each new market designated by OpTel (provided any such new market meets the Market Criteria and is approved by I(3)S) the Internet point of presence ("POP") having the features and within the time frame set forth on Schedule C and provide the Internet service features described on Schedule D (the "Service Features"). I(3)S shall establish the location of the POP in each Market based on several factors, including, without limitation, the co-location facilities being offered by OpTel in each Market.

              (ii) Provide or cause to be provided a 24-hour help desk service line under an 800 or 888 toll free phone material and technical support/customer help in accordance with Schedule E (the "Customer Help Features").

              (iii) Provide in a timely manner to each Subscriber the software described on Schedule F ("Software") and the modem and other hardware described on such schedule (the "Hardware"). I(3)S will make suitable arrangements (the exact nature to be determined by I(3)S) for the leasing or financing of the Hardware in order to make the Hardware available to Subscribers at an acceptable and competitive cost, such cost initially to be as set forth on Schedule H attached hereto.


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             (iv)    Provide or cause to be provided local field service
                     personnel with respect to each Market to enable I(3)S to provide the Software and Hardware to Subscribers and provide customer-premises service of the Software and Hardware.

             (v) Provide and update the customized OpTel Opening Screen and other features in accordance with Schedule B.

             (vi) Market third-party advertising space on OpTel's Opening Screen, such advertising to be subject to OpTel's prior approval. Marketing, design and production costs shall be the responsibility of the advertiser.

             (vii) Provide all software and hardware and intellectual property in connection with HSDS, all of which shall be owned or lawfully licensed by I(3)S, and shall not knowingly infringe upon the rights of any third party. The HSDS proposed to be offered under the terms of this letter shall be in compliance with all required licenses. I(3)S shall be solely responsible for compliance.

             (viii) Monitor status of OpTel's Property Network and Local Route and notify OpTel's Customer Service Department of any Property Network or Local Route failures detected by I(3)S in accordance with the procedures described in Schedule G. I(3)S will not be able to monitor the property headend and/or receiving equipment (as distinguished from the property distribution system) at any property where the property receiving equipment is not being used to deliver HSDS.

             (ix) Procure and maintain in full force and effect all required permits, licenses, franchise rights, trademarks, trademark rights, trade names, trade name rights and copyrights which are required to conduct the business of HSDS.

             (x) Assume the operating and capital cost associated with any and all:

                     (a)  Monthly recurring private Internet exchange points

                     (b)  Monthly recurring switch maintenance

                     (c)  Monthly recurring POP transport

                     (d)  Monthly recurring management station

                     (e) Customer support IP technicians and engineers (NOC, Help Desk and field)

                     (f)  One half (1/2) of MCIS platform user costs

                     (g)  Travel and entertainment expenses of I(3)S employees

                     (h)  Switch site equipment (including installation costs)

                     (i) Network management station (including installation costs)

                     (j)  Peering point routers

                     (k) Private Internet exchange point hardware (including installation costs)


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I(3)S, Inc.
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                    (l)  IP flow gateway (Houston, Texas) (including
                         installation costs)

                    (m)  I(3)S network infrastructure equipment

                    (n)  Internet transport facilities

                    (o)  NAP interconnection facilities

     4. I(3)S Hardware and Software. I(3)S will enter into a separate and specific agreement with each Subscriber concerning the use and purchase or lease of the Hardware and Software. OpTel shall not be a party to any such agreement. Except for OpTel's performance of the billing and collection procedures set forth in Paragraph 5.B below, I(3)S agrees that OpTel shall have no responsibility or liability for any claims arising out of the purchase or lease of the Hardware or Software or the operation, repair or maintenance thereof.

     5. Subscriber Rates and Charges; Billing and Collection; Expenses and Revenues.

          A. Subscriber Rates and Charges and HSDS Features. OpTel and I(3)S shall mutually establish the (i) HSDS features, (ii) HSDS Subscriber rates and
(iii) HSDS installation charges, service charges and rent or other charges associated with a Subscriber's purchase or lease of the HSDS Hardware and Software (the items referred to in clause (iii) being collectively referred to as "Service and Equipment Charges"). OpTel and I(3)S intend to offer the latest HSDS and Internet features and to set HSDS subscriber rates and Service and Equipment Charges so as to maximize Subscriber revenues. OpTel and I(3)S agree that the HSDS features, Subscriber rates and Service and Equipment Charges shall always be competitive with those of other HSDS services being offered to residents of other MDU's in the applicable Market. Further, I(3)S agrees that if I(3)S is offering, directly or indirectly, through a relationship with an MSO, PCO, REIT or otherwise, similar HSDS or Internet services to residents of MDUs in any Market being provided HSDS pursuant to this agreement at subscription rates lower than the rates being charged to Subscribers, then OpTel shall have the right to reduce the HSDS subscription rates to a level competitive with such offerings. I(3)S agrees that all Service and Equipment Charges shall be based on I(3)S' actual costs and shall not be marked up to include any profit margin. The initial HSDS subscription rates, service levels and Service and Equipment Charges are set forth in Schedule H attached hereto.

          B. Billing and Collection. OpTel shall perform all billing and collection functions relating to amounts due from Subscribers for the HSDS and Service and Equipment Charges (excluding charges for service/repair calls). I(3)S shall perform all billing and collection functions relating to service/repair calls. In no event shall OpTel have any liability or responsibility for a Subscriber's failure to pay any Service and Equipment Charges, nor shall the Alliance Revenues (defined below) be subject to any deduction by reason of unpaid Service and Equipment Charges. All Service and Equipment Charges received by OpTel shall be paid to I(3)S and shall not be included in Alliance Revenues. OpTel shall provide I(3)S with a monthly billing and collections report and a report of delinquent Subscriber accounts. Unless the parties agree otherwise, I(3)S shall terminate Internet service to any Subscriber whose account is delinquent for greater than fifteen days or in the event a Subscriber violates any other material term or condition of service and fails to cure such violation within a reasonable period of time following notice. I(3)S shall provide OpTel with written notice of each Subscriber whose HSDS has been terminated within 24 hours following termination.

          C. Expenses. Each party shall bear any and all operating and other expenses associated with the services and equipment it is required to provide or maintain as set forth in this agreement and each party shall maintain its own network infrastructure which shall at all times remain the property of such party.


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I(3)S, Inc.
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          D. Allocation of Revenue. All OpTel-billed revenue received from
Subscribers, but excluding payments of Service and Equipment Charges will be described revenues attributable to the alliance ("Alliance Revenues") and shall be allocated and paid to OpTel or I(3)S, as the case may be, in accordance with the sharing percentages set forth below. Each party receiving Alliance Revenues which may be payable in whole or in part to the other party shall hold such monies in a fiduciary capacity and trust for such party and promptly pay over the same. By way of example only, monthly Subscriber revenues received by OpTel shall be payable in part to I(3)S in accordance with the Sharing Percentages. Each party shall pay the other party such other party's share (determined in accordance with the Sharing Percentages) of all Alliance Revenues received during a calendar month by no later than the 25th day of the following calendar month, which payment shall be accompanied by an itemized statement of all Alliance Revenues received by that party during the applicable calendar month and that party's calculation of each party's share of such revenues. OpTel shall use reasonable efforts to collect all HSDS service subscription fees from Subscribers.

          E. Place of Payment. Alliance Revenues payable to OpTel shall be sent to TVMAX Telecommunications, Inc., 1111 W. Mockingbird Lane, 10th Floor, Dallas, Texas 75247, Attention: Accounts Receivable, or to such other location of which OpTel gives I(3)S written notice. Alliance Revenues payable to I(3)S shall be sent to I(3)S Inc., 1530 Riverbend Street, Suite 600, Dallas, Texas 75247-4953,
Attention: Accounts Receivable, or to such other location of which I(3)S give OpTel written notice.

          F. Accounting. Each party will account periodically to the other and maintain access to books and records to afford the other party the right to audit and confirm these matters.

          G. Sharing Percentages. Initially, OpTel's sharing percentage shall be
* and I(3)S' sharing percentage shall be * (the "Sharing Percentages"). On the date six months after the date hereof and then again on each anniversary of the Market Activation Date (defined below) of the first Market activated pursuant to this agreement, I(3)S and OpTel shall meet and review their respective capital expenditures and expenses pertaining to the previous period's operations and updated forecasts pertaining to such expenditures and expenses and, if each party agrees in good faith that it's appropriate, adjust the Sharing Percentages in order that each party's share of the Alliance Revenues will be appropriate considering the costs each party has incurred to date and is expected to incur over the following period.

          H. Audit Rights. Either party, upon providing the other with fifteen days prior written notice of its desire to do so, at its expense, may audit the records of the other relating to revenues generated from Subscribers, Subscriber and third-party advertising revenues associated with the OpTel home page/Opening Screen or otherwise relating to the provision of HSDS pursuant to this agreement. Such audit shall be conducted during the other party's business hours at its office in Dallas, Texas. If a party's audit discloses an underpayment of that party's share of Alliance Revenue, the other party shall, subject to its right to contest the audit, forward such underpayment to the auditing party. If such underpayment exceeds five percent of the actual amount of such party's share of Alliance Revenue for the last year, then, subject to its right to contest the audit, the other party shall reimburse the auditing party for all reasonable third-party costs of the audit. If the other party elects to the audit, OpTel and I(3)S shall mutually agree on an independent auditor to reaudit the Alliance Revenues for the applicable period. The determination of such independent auditor shall be binding. If such independent auditor determines that either party underpaid the other's share of Alliance Revenue by more than five percent of the actual amount for the last year, then such


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I(3)S, Inc.
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Page 8


underpaying party also shall pay the cost of the second audit; otherwise, the auditing party shall pay the cost of the second audit.

     6.   Term.

          A. Term of Agreement. This agreement shall have an initial term of five (5) years (the "Term") commencing on the date hereof. Following the initial Term or any renewal Term, the Term shall automatically renew for any additional one (1) year period. The Term and any renewal Term shall be subject to earlier termination (a) in the event of a default or (b) in the event that the HSDS arrangements are terminated with respect to all Markets as described below prior to the end of the Term or any renewal Term. All representations, warranties and indemnities of the parties shall survive the expiration or earlier termination of the Term or any renewal thereof. Upon termination or expiration of the Term, each party will continue to own the equipment, hardware, software, etc. paid for, installed, owned and maintained by that party during the Term.

          B. Individual Market Terms. In any Market designated by OpTel and in which I(3)S has established a POP in accordance with the agreements contemplated herein, the parties agree that the service arrangements in that Market will not be terminated (other than for default) for a period of five (5) years from the date of activation of the first OpTel MDU in a Market (the "Market Activation Date"). After such five (5) year period, the arrangements with respect to such Market may only be terminated on six months' prior notice (i.e., notice given on or after the date which is four years and six months after the Market Activation
Date). Notwithstanding the termination of the arrangements in any Market, I(3)S shall maintain its facilities and continue to provide the HSDS for a reasonable period of time (not to exceed six (6) months from the date of termination) until OpTel has made arrangements with another Internet service provider, and I(3)S shall cooperate with OpTel in an orderly and efficient transition of the Subscribers to any other Internet service provider designated by OpTel.

     7.   Nonexclusivity; Noncompetition and Most Favored Nation.

          A. Nonexclusivity and Noncompetition. The agreements contemplated hereby shall be non-exclusive as to each party. Neither party shall be precluded from offering or providing a high-speed data service at MDU's or other properties not being provided HSDS pursuant to this agreement; provided, however, I(3)S will not during the Term, directly or indirectly, market or sell HSDS in or to any MDU under contract for service with, or then being served by, OpTel or any OpTel affiliate. During the Term, OpTel shall not, directly or indirectly, offer or provide any high-speed data service which competes with the HSDS at any MDU or other customer location where the HSDS is being provided pursuant to this agreement.

          B. Most Favored Nation. I(3)S shall not offer HSDS to or for the benefit of competitors of OpTel under terms which, in the aggregate, are more favorable to such competitors than those provided to OpTel without offering such more favorable terms to OpTel retroactive to the date first offered to any such competitor.

     8.   Representations and Warranties.

     OpTel and I(3)S each represents and warrants to the other that: (a) it is now in a solvent condition and that no bankruptcy or insolvency proceedings are pending or contemplated by or against such party; (b) this agreement has been duly authorized, executed and delivered by it and constitutes the legal, valid and binding obligation of such party enforceable in accordance with its terms;
(c) no consent or approval


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Page 9


of any other person or entity to the execution, delivery, performance or enforceability of this agreement is required; (d) neither the execution of this agreement nor the performance of the obligations contained herein by such party will conflict with or result in a breach of the terms, conditions of provisions of any agreement to which such party is a party or by which it is bound; and (e) it has or will have good, valid, and indefeasible title to all equipment to be provided by it pursuant to this agreement that pertains in any way to the HSDS. Each person executing this agreement on behalf of a party hereto represents and warrants that he or she is authorized to do so by all necessary corporate, company or partnership action.

     9.   Insurance.

          A. I(3)S' Insurance. I(3)S, at its expense, shall procure and maintain throughout the Term: (i) commercial general liability insurance on an occurrence basis with limits of liability of not less than $5,000,000, insuring against bodily injury, death or property damage occurring in any one accident; (ii) standard fire and extended coverage casualty insurance covering the Hardware, all equipment associated with each POP and all equipment for the delivery of HSDS (excluding that to be provided by OpTel), in an amount not less then replacement cost; and (iii) worker's compensation and employer's liability insurance if and to the extent required by applicable law. I(3)S shall cause OpTel to be named as an additional insured in the insurance policies described in clauses (i) and (ii) above and shall provide OpTel with a certificate evidencing that such insurance coverage is in full force and effect. All insurance shall be issued by insurance companies having a rating of A-VIII or better according to the current issue of Best's Insurance Reports.

          B. OpTel's Insurance. OpTel, at its expense, shall procure and maintain throughout the Term: (i) commercial general liability insurance on an occurrence basis with limits of liability of not less than $5,000,000, insuring against bodily injury, death or property damage occurring in any one accident;
(ii) standard fire and extended coverage casualty insurance covering OpTel's cable system or major components thereof and those items of equipment for the delivery of HSDS to be provided by OpTel; and (iii) worker's compensation and employer's liability insurance if and to the extent required by applicable law. OpTel shall cause I(3)S to be named as an additional insured in the commercial general liability insurance policy and shall provide I(3)S with a certificate evidencing that such insurance coverage is in full force and effect. All insurance shall be issued by insurance companies having a rating of A-VIII or better according to the current issue of Best's Insurance Reports.

     10.  Indemnities.

          A. General Indemnities. OpTel agrees to indemnify and defend I(3)S against and hold I(3)S harmless from all fines, suits, claims, demands, causes of actions, costs, damages and liability of every kind, including but not limited to attorneys fees and expenses (collectively, "Claims"), resulting from
(i) any bodily injury, death and/or damage to property that results from or is caused by the negligence or willful misconduct of I(3)S or any of its employees, agents or contractors; and (ii) the breach of any representation, covenant or warranty of OpTel contained in this agreement. I(3)S agrees to indemnify and defend OpTel against and hold OpTel harmless from all Claims resulting from (i) any bodily injury, death and/or damage to property that results from or is caused by the negligence or willful misconduct of I(3)S or any of its employees, agents or contractors, and (ii) the breach of any representation, covenant or warranty of I(3)S contained in this agreement.

          B. I(3)S Defense and Indemnity Obligations. I(3)S, at its sole expense, shall defend OpTel and its affiliated entities, and their respective directors, officers, employees and agents ("OpTel Affiliates"), against any and all third-party Claims (including without limitation third-party


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Page 10


Claims to which any OpTel Affiliate becomes subrogated) arising out of or relating to the provision of Internet services, including without limitation, all Claims arising out of or relating to (i) publishing activities, including without limitation, content, obscenity and indecency; (ii) hosting activities, including without limitation, security, privacy, and compensation and taxes; and (iii) the violation or infringement of any Intellectual Property Right (as defined below) (collectively, "Internet Claims"); provided, however, the foregoing shall not include any Internet Claims arising solely by reason of the actions of any OpTel Affiliate. The defense of any Claim under the preceding sentence shall be handled by legal counsel chosen by I(3)S and reasonably acceptable to OpTel. I(3)S and its legal counsel shall consult with OpTel and its legal counsel in the defense of any such Claim. OpTel shall have the right, but not the obligation, to participate in the defense of any such Claim with its own counsel at its own expense. Without limiting any of the foregoing, I(3)S shall defend, indemnify and hold harmless the OpTel Affiliates from and against any and all third-party Internet Claims arising out of or relating to any act or omission of I(3)S or any of its employees, agents or contractors; provided, however, the foregoing shall not include Internet Claims arising solely out of the parties offering or provision of HSDS to MDUs as contemplated by the terms of this agreement.

          C. Intellectual Property Rights Indemnification. I(3)S shall defend, indemnify and hold harmless OpTel from and against any and all Claims arising out of or relating to any actual or alleged infringement of any third party's trade secret, trademark, service mark, copyright, patent or other intellectual property right (each an "Intellectual Property Right") in connection with the use of any Intellectual Property Right by I(3)S or its employees, agents or contractors, in connection with the performance of its obligations under this agreement. In connection with I(3)S's obligations pursuant to the immediately preceding sentence, OpTel shall (i) give I(3)S prompt written notice of all actions, claims or threats against OpTel of infringement or violation of Intellectual Property Rights; and (ii) cooperate fully with I(3)S in defending against any Claims, including making known or available to the I(3)S, upon reimbursement of all costs associated with provision or reproduction of, all records and document pertaining to any Claims; provided, however, OpTel's failure to do either of the foregoing shall not in any way limit, reduce or diminish I(3)S' obligations under this paragraph except to the extent, and only to the extent, that OpTel's failure has an actual adverse effect on I(3)S' ability to defend against any of the Claims.

     11.  Events of Default, Remedies and Dispute Resolution.

          A. Events of Default; Remedies. The occurrence of any one of the following events by a party shall be an event of default by such party under this agreement:

               (i) A party shall fail to pay when due any sum of money required to be paid under this agreement to the other party, and such failure continues for twenty days after the failing party receives written notice thereof from the other party.

               (ii) A party shall fail to perform or observe any term, condition or agreement contained in this agreement (other than a failure described in clause (a) above) and such failure is not cured within sixty days after the failing party receives written notice thereof from the other party, but if such failure is of a nature that it reasonably cannot be cured within such sixty day period (but is susceptible of being cured), the failing party shall not be in default if such party commences to cure such failure within such sixty day period and thereafter diligently pursues the curing of same to completion.

               (iii) A representation or warranty of a party contained herein shall be untrue or misleading in any material respect when made.

I(3)S, Inc.
March 10, 1998
Page 11


               (iv) A party shall become insolvent, shall admit in writing its inability to pay its debts when due, shall make a transfer in fraud of its creditors, or all or substantially all of its assets or its interest in this agreement are levied on by execution or other legal process.

               (v) A party shall file a petition under any section or chapter of the U.S. Bankruptcy Code, as amended, or under any similar federal or state law or statute; or a party shall be adjudged bankrupt or insolvent in proceedings filed against it; or a receiver or trustee shall be appointed for all or substantially all of the assets of a party and such receivership or bankruptcy shall not be dismissed within sixty days from the appointment of the receiver or trustee.

Upon the occurrence of an event of default by a party, the non-defaulting party may terminate this agreement by written notice to the defaulting party, bring an action against the defaulting party for damages and/or otherwise seek any remedy available at law or in equity (including specific performance and injunctive relief). If for any reason this agreement or the arrangements in any Market are terminated, I(3)S shall maintain its facilities and continue to provide the HSDS for a reasonable period of time (not to exceed six (6) months from the date of termination) until OpTel has made arrangements with another Internet service provider, and I(3)S shall cooperate with OpTel in an orderly and efficient transition of the Subscribers to any other Internet service provider designated by OpTel.

          B. Informal Dispute Resolution. In the event of any dispute or controversy between the parties of any kind or nature, upon the written request of either party, each of the parties will appoint a designated officer whose task it will be to meet for the purpose of resolving such dispute or controversy or to negotiate for an adjustment to any provision of this agreement needed to resolve such dispute or controversy. Such officers will meet at a mutually agreeable location within ten (10) business days of the date of the notice requesting informal dispute resolution. Such officers will discuss the dispute or controversy and negotiate in good faith in an effort to resolve the dispute or controversy or renegotiate the applicable section or provision of this agreement without the necessity of any formal proceeding relating thereto; provided, neither party shall be obligated by this paragraph to waive a default by the other party or otherwise compromise any right that it may have. No formal proceedings for the judicial or arbitrational resolution of such dispute or controversy may be commenced until either or both of the designated officers conclude in good faith that an amicable resolution through continued negotiation of the matter at issue is not likely to occur.

          C. Arbitration. The parties agree that it is not in either party's best interest to engage in expensive and protracted litigation to resolve any dispute between the parties hereto. Accordingly, if any disputed matter in any way arising out of or in connection with this agreement cannot be resolved between the parties, then each party agrees exclusively to submit such disputed matter to binding arbitration in Dallas County, Texas or such other mutually acceptable location in accordance with the Commercial Arbitration Rules of the American Arbitration Association. THEREFORE, EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY AND A TRIAL BY COURT IN CONNECTION WITH ANY AND ALL DISPUTES ARISING IN ANY MANNER OUT OF THIS AGREEMENT. The arbitration hearing shall take place within sixty (60) days after written demand by either party or as soon thereafter as an arbitrator can be appointed. The matter shall be submitted to a single arbitrator knowledgeable of such rules and industry standards. The arbitrator will be instructed to consider, in making any determination, the customary practices in the industry to the extent such practices exist. The arbitrator shall be instructed to award the prevailing party reasonable attorneys fees and costs. Punitive damages shall not be recoverable in any arbitration initiated pursuant to this agreement. A

I(3)S, Inc.
March 10, 1998
Page 12


judgment on any award entered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek in a court of competent jurisdiction a provisional remedy, including but not limited to, injunctive relief, attachment, or claim and delivery, without waiving the right to arbitration.

     12. Notices. Any notice or other communication allowed or permitted to be given under this agreement by one party to the other shall be in writing and sent via U.S. Mail, hand delivery or overnight express delivery. Any notice shall be deemed to have been given when deposited with the U.S. Postal Service if sent by U.S. Mail. Notices and other communications given by other means shall be deemed given when received at the place for the giving of notice. For the purposes of giving notices hereunder, the following addresses shall be applicable until changed by giving the other party notice of the change:

     TVMAX Telecommunications, Inc.            I(3)S, Inc.
     1111 W. Mockingbird, 10th Floor           1530 Riverbend Street, Suite 600
     Dallas, Texas 75247                       Dallas, Texas 75247-4953
     Attn: Legal Department                    Attn: Jim Price

     13.  Other and Miscellaneous.

          A. Ownership of Intellectual Property Rights. Each party shall maintain ownership of its own brands, trademarks, etc. and nothing in the agreement shall give either party a right in intellectual property owned by the other.

          B. Taxes. Each party shall be responsible for its own taxes.

          C. Force Majeure. Whenever a period of time is prescribed in this agreement for action to be taken by either party, such party will not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, work stoppages, shortages of labor or materials, war, governmental delays, governmental preemption or priorities or other controls in connection with a national or other public emergency, acts of God, casualties, utility outages, Applicable Laws, or any other causes beyond the reasonable control of such party; provided this subsection shall not apply to an obligation by either party for the payment of money.

          D. Mechanic's Liens. I(3)S shall not grant, create or allow to exist by reason of any act of I(3)S or its employees, agents or contractors any mechanics or materialman's lien or similar encumbrance on any multifamily property being served by OpTel or on OpTel's cable television system at such property.

          E. Confidentiality. Unless otherwise agreed to in writing, each party agrees (a) except as required by law, to keep confidential all of the financial or service terms of this agreement and all Proprietary Information (defined below) of the other party and not to disclose or reveal any such Proprietary Information to any person other than those employed by the receiving party or acting on its behalf who need to know the Proprietary Information to carry out that party's obligations under this agreement, provided that any such person acting on the receiving party's behalf is bound by the terms of this paragraph, and (b) not to use Proprietary Information received from the other party for its own benefit or any purpose other than in connection with the performance of that party's obligations under this agreement. Each party acknowledges that it is responsible for any breach of the terms hereof by it or its representatives involving unauthorized disclosure or use of Proprietary Information. In the event that pursuant to applicable law or regulation or legal process, either party is requested to disclose any

I(3)S, Inc.
March 10, 1998
Page 13



Proprietary Information of the other party, the receiving party will provide the disclosing party with prompt notice of such request(s) to enable the disclosing party to seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement. In the event that such protective order or other remedy is not obtained or the disclosing party waives compliance with the provisions of this agreement, the receiving party shall furnish only that portion of the Proprietary Information that it is advised by written opinion of counsel is legally required to be furnished and shall exercise reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Proprietary Information. "Proprietary Information" means all information about a party furnished by it or its representatives to the other party on or after the date hereof, and regardless of the manner in which it is furnished, together with all analyses, compilations, studies, summaries, extracts or other documents, whether prepared by the disclosing party or others, which contain or otherwise reflect such information, including, without limitation, financial status, customer lists, marketing strategy, business plans and organizational structure. Proprietary Information shall not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or by any of the receiving party's representatives, (b) becomes available to the receiving party on a non-confidential basis from a person other than the disclosing party or its representatives who is not otherwise bound by a confidentiality agreement with the disclosing party or the disclosing party's representatives, or is not otherwise prohibited from transmitting the information to the receiving party, or (c) is independently developed by the receiving party prior to disclosure to it by the disclosing party or its representatives. In the event that the disclosing party at any time so requests, the receiving party will promptly deliver to the disclosing party or destroy all of the Proprietary Information of the disclosing party, including all copies thereof, in the receiving party's possession or in the possession of any of the receiving party's representatives, and will promptly confirm such destruction in writing. Without prejudice to the rights and remedies otherwise available to either party, a disclosing party shall be entitled to equitable relief by way of injunction if the receiving party or any of the receiving party's representatives breaches or threaten to breach any of the provisions of this paragraph, without the necessity of proving irreparable harm or posting bond or other security. The obligations of the parties under this paragraph shall terminate five (5) years after the termination of this agreement.

          F. Press Releases and Other Disclosures. All public communications with respect to the matters set forth in this agreement must be approved by both parties, subject to any required reporting or disclosure under state or federal securities laws or in accordance with agreements between a party and its investors.

          G. Assignment. I(3)S shall have the right to assign this agreement to any person; provided, however, I(3)S shall not have the right to assign this agreement if (i) the financial strength of the assignee is less than I(3)S' financial strength measured as of the date of this agreement, (ii) the assignee is not reasonably capable of performing all of the obligations of I(3)S under this agreement, or (iii) the assignee is a PCO, MSO or other provider of cable television services, or a Regional Bell Operating Company or other incumbent local exchange telephone company. A change in control of I(3)S shall be considered an assignment. OpTel shall have the right to assign this agreement to any person; provided, however, OpTel shall not have the right to assign this agreement to any non-affiliated entity if the financial strength of such entity is less than OpTel's financial strength measured as of the date of this agreement. As a condition to the assignment of this agreement by either party, the assignee of such party must, in writing, agree to assume and perform the obligations of the assigning party from and after the date of such assignment.

I(3)S, Inc.
March 10, 1998
Page 14


          H. Attorneys' Fees. In the event of any dispute, arbitration or litigation between the parties concerning this agreement, the prevailing party shall be entitled to recover from the other reasonable attorneys fees and costs.

          I. Binding Agreement. This agreement is binding on and enforceable against the parties and their respective legal representatives, successors and assigns.

          J. Choice of Law; Venue. This agreement has been made and entered into in the State of Texas, and shall be governed by and construed in accordance with the law of the State of Texas. OpTel and I(3)S agree that venue of any action or proceeding under or with reference to this agreement shall lie solely in Dallas County, Texas.

          K. Severability; No Partnership. If any provision of this agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this agreement shall not be affected thereby. Nothing herein contained shall be construed to create any partnership or joint venture between the parties.

          L. Entire Agreement; Amendments. This agreement supersedes any prior agreements between the parties concerning the Property and the subject matter hereof, and no statements, representations or agreements, oral or written, not contained in this agreement shall have any force or effect. This agreement may not be amended or added to in any way except by written instruments executed by both parties or their respective successors in interest.

          M. Counterparts. This agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

          N. Field Testing. As soon as reasonably possible after the complete execution of this agreement, OpTel and I(3)S shall commence to field test (the "Field Test") the HSDS product at up to three (3) MDU's to be selected by OpTel (each a "Test MDU"). The Field Test at any Test MDU shall continue for up to ninety days from service activation, but may be terminated earlier by the agreement of the parties. Except as provided in this subparagraph below, all of the terms of this agreement, including without limitation all of the terms concerning each party's obligations and each party's responsibilities for costs, shall be applicable to the Field Test. OpTel and I(3)S agree that at one Test MDU Subscribers at the Test MDU will not be charged for the HSDS and will not be charged any Service and Equipment Charges during the Field Test. At the other Test MDU's, OpTel and I(3)S shall charge residents HSDS subscription rates and Service and Equipment Charges in order to perform a "marketing" test of the HSDS product. By no later than twenty days following the completion of the Field Testing, OpTel shall notify I(3)S whether OpTel believes the Field Testing was successful. If OpTel determines that the Field Test was successful, then this agreement shall continue in full force and effect. In which case, provided OpTel can make appropriate arrangements with the owner of the Test MDU, the HSDS will be continued at the Test MDU on a retail basis and residents that wish to subscribe to the HSDS will be obligated to commence paying the monthly subscription rate and make appropriate arrangements to purchase and/or lease the Hardware and Software. If OpTel determines that the Field Test was not successful, then OpTel shall be entitled to terminate this agreement and neither party shall have any liabilities or obligations to the other; except that, if either (i) OpTel terminates this agreement or (ii) appropriate arrangements cannot be made with the owner of the Test MDU and OpTel decides not to continue the HSDS at the Test MDU on a retail basis, then OpTel shall reimburse I(3)S in an amount equal to the out-of-pocket costs incurred by I(3)S in connection with providing the HSDS to the Test MDU

I(3)S, Inc.
March 10, 1998
Page 15


during the Field Test (such amount not to exceed $7,500). The parties intend that if the Field Test(s) are considered to have been successful, as described above, the parties shall proceed immediately to implement this agreement in accordance with the terms hereof.



TVMAX Telecommunications, Inc.,
a Delaware corporation



By: /s/ LOUIS BRUNEL
    -------------------------------------
Name: LOUIS BRUNEL
     ------------------------------------
Title: President & CEO
      -----------------------------------



I(3)S, INC., a Texas corporation



By: /s/ J.R. PRICE
    -------------------------------------
Name: J.R. Price
     ------------------------------------
Title: CEO
      -----------------------------------

                                   SCHEDULE A

                              PROPERTY NETWORK AND
                           LOCAL LOOP CHARACTERISTICS


OPTEL'S RESPONSIBILITIES:

     1. Cause CATV infrastructure to comply with the FCC technical requirements set forth in 47 C.F.R. Section 76.605.

     2. Upgrade property CATV infrastructure to provide bi-directional cable delivery to all Subscribers.

     3. Cause the upgraded bi-directional CATV infrastructure to meet or exceed the following minimal operational requirements of the I(3)S cable modem system:

           Minimum Cable Television Network                              Value
            Requirements For i3s.net HSDS
---------------------------------------------------------- ----------------------------------
Amplitude variations inband
Forward channel                                            5 dB total
Return channel                                             5 dB total
---------------------------------------------------------- ----------------------------------
Group delay variation inband
Forward channel                                             60 nsec/MHz, 240 nsec total
Return channel                                             200 nsec/MHz, 800 nsec total
---------------------------------------------------------- ----------------------------------
Maximum tap to tap variation                               27 dB
---------------------------------------------------------- ----------------------------------
Dynamic range on receiver                                  -15  dBmV to +15 dBmV
---------------------------------------------------------- ----------------------------------
Maximum return/upstream loss @ 40 MHz                      49 dB
---------------------------------------------------------- ----------------------------------
Minimum carrier to noise                                   22 dB
Referenced to Analog Carrier                               37 dBC
---------------------------------------------------------- ----------------------------------
Minimum carrier to interference                            25 dB
Referenced to Analog Carrier                               40 dBC
---------------------------------------------------------- ----------------------------------


     4. Provide two (2) six MHz video channels within the CATV infrastructure bandwidth on Internet served properties; one (1) in the spectrum from 54 MHz to 750 MHz and one (1) in the 5MHz to 50 MHz spectrum; and, where available, reserve another two (2) additional video channels, in the same spectrums for future expansion as Subscriber penetration on the property increases.

     5. Provide space, reasonable security and power for data communication equipment necessary to provide Internet delivery and other data services on the property.

     6. Reimburse I(3)S for I(3)S' cost to acquire the I(3)S-specified data communication equipment conforming to the I(3)S design for HSDS and necessary to provide termination and delivery of HSDS between the Subscriber and the I(3)S POP in each Market, which equipment will be installed on each property jointly by I(3)S and OpTel technicians.

     7. Order, provision, install and maintain local loop pathways between each property and I(3)S POP in each Market with a bandwidth of not less than 1.544 mb/s (T1). In addition, as the number of Subscribers on each property increases, scale the local loop bandwidth so that each simultaneously active user averages approximately 1 mb/s ninety eight percent (98%) of the time provided OpTel determines that it is economically feasible and necessary for the provision of HSDS. Both parties acknowledge that the end-to-end performance of HSDS is probabilistic and subject to anomalous short-lived usage patterns by Subscribers which will affect both the utilization of the local-loop circuits and the i3s.net national backbone from time to time. In the event OpTel determines in its sole discretion that provisioning additional local loop or other bandwidth is not economically feasible, then, with respect to the affected property, I(3)S will be relieved of any obligations contained in this agreement to remain competitive in terms of HSDS speed.

     8. Provide coaxial connection (coax drop) to each Subscriber's unit consistent with location of Subscriber's CPU and/or requested location.

I(3)S RESPONSIBILITIES:

     1. Install, maintain and operate data delivery equipment for each property offering HSDS. Installation and maintenance will meet or exceed manufacturer's specifications. OpTel, through its local Market support team, will assist I(3)S with pre-installation engineering planning and site survey questionnaires, installation, testing and preparation of maintenance schedules.

     2. Integrate all data delivery equipment for each property into the I(3)S Element Management System portion of its Network Management Platform using SNMP and RMON. I(3)S will monitor all data delivery equipment twenty-four hours per day, seven day per week (24x7).

     3. Configure and operate all data delivery equipment to efficiently integrate with the rest of the i3s.net network.

                                   SCHEDULE B


                I3S INFORMATION OPERATIONS - CONTENT PRODUCTION;
                   OPTEL START PAGE -- PRODUCTION AND UPDATING


1. I(3)S operates an information content operation for creating original content or aggregating content created by others and licensed to I(3)S for inclusion in the I(3)S body of content. This material will consist of informational, educational, recreational, entertainment and business content. This body of content will be offered to Subscribers of the HSDS product.

2. I(3)S creates content as creative and/or business opportunities present themselves. The I(3)S content will be updated as I(3)S, using its editorial judgment, sees fit.

3. Certain portions of this content will be offered to all HSDS Subscribers free of charge (Basic Content). Other portions of the content will be offered to HSDS Subscribers on an optional fee basis for unlimited access to a fixed package of content (Premium Content). Another certain portion of the content will be offered to HSDS Subscribers on an optional fee basis for access to a specific time-limited event (Pay-Per-View Content). In addition to the fees charged to customers for content, I(3)S will solicit and sell advertising that will appear on certain portions of the content.

4. I(3)S may elect to bill Subscribers directly or request that OpTel bill Subscribers as part of their regular monthly billing for service as part of a HSDS/content bundle. All OpTel-billed revenues relating to I(3)S content offering will be included in Alliance Revenues and subject to the Sharing Percentages.

5. I(3)S or its content partners will design, produce and update, as necessary, all content and be responsible for all such costs.

6. I3S shall design, produce and update, as necessary, a customized start page (the "Start Page") for HSDS Subscribers, which shall be used primarily to market and promote the HSDS and OpTel's current and future video, telecommunications and other services. In addition, the Start Page will include hyperlinks to OpTel corporate Web sites as directed by OpTel. The Start Page shall meet the technical, functional and appearance requirements reasonably specified by OpTel, subject to reasonable approval by I(3)S. I(3)S shall update and maintain the Start Page throughout the Term in accordance with directions from OpTel and the terms of this agreement. I(3)S may offer HSDS Subscribers Start Pages that are personalized (by property) and that, in addition to the features described above, may promote the I(3)S content offerings and provide direct hyperlinks to the I(3)S content.

                                   SCHEDULE C


                                POINT OF PRESENCE
                     FEATURES AND ESTABLISHMENT REQUIREMENTS


I(3)S RESPONSIBILITIES:

1. Acquire, install and maintain data communication equipment at each POP for the termination and transmission of HSDS from properties to the i3s.net national network backbone.

2. Determine the location of its main presence in each Market to be consistent with its own operational practices (which currently include co-locating within its carrier's central offices in each Market). However, I(3)S will establish multiple POPs in each market sufficient to minimize local loop transport from properties. Moreover, where desired by OpTel, I(3)S will co-locate certain data communication equipment within OpTel facilities in order to concentrate OpTel-provided local loops terminating in OpTel facilities for transport to the I(3)S regional POP. In those markets where I(3)S will co-locate equipment within OpTel facilities, OpTel will provide, without charge, suitable space, reasonable security and power for the I(3)S equipment consistent with I(3)S operational practices and provide reasonable monitored access for I(3)S support staff in order that the equipment can be maintained or serviced in the case of failure.

3. Acquire, install, maintain and operate Internet peering relationships at public and private Internet Exchange Points (EP) with other Tier 1 Internet backbone networks throughout the United States.

4. Acquire, install, maintain and operate computers and software to provide Network Management and provide Internet services for Subscribers. To provide these functions, I(3)S will employ a combination of locally-distributed-to-the-POP servers as well as globally centralized servers consistent with its overall network design and operational practices.

5. Order, provision, install, maintain and operate data transport/carriage pathways from each POP, EP and/or NOC with a bandwidth not less than 45 mb/s (DS-3) interconnection. In addition, as the number of Subscribers on Market increases, scale the bandwidth so that each simultaneously active user averages approximately 1 mb/s ninety eight percent (98%) of the time. Both parties acknowledge that the end-to-end performance of HSDS is probabilistic and subject to anomalous short-lived usage patterns by Subscribers which will affect both the utilization of the local-loop circuits and the i3s.net national backbone from time to time.

6.   Establish a POP as described above in each Approved Market within ninety
     (90) days after its receipt of written notice from OpTel requesting same. If OpTel desires to provide HSDS to a Market that is not an Approved Market, then, I(3)S shall use reasonable efforts to establish a POP in that Market. Within twenty (20) days after OpTel's written notice to I(3)S that OpTel desires to provide HSDS to a Market that is not an Approved Market, I(3)S shall notify OpTel whether it will establish a POP in that Market and the date by which it will establish such POP. In order to coordinate the delivery of HSDS in any such Market, I(3)S will use reasonable efforts to provide OpTel with thirty (30) days prior notice of the date upon which the POP will be ready for service.

                                   SCHEDULE D


                  DEFINITION OF HIGH-SPEED DATA SERVICES (HSDS)
                            FEATURES AND REQUIREMENTS


The I(3)S HSDS includes, but is not limited to:

     1. Data Network services that provide transport and peering functions to the global Internet, including, without limitation:

          a. A broadband access network on MDU properties composed of one or more headend reference nodes, a coaxial or hybrid fiber coaxial
               (HFC) cable television distribution system and one or more cable data modems (CDM);

          b. A local loop network that connects the headend reference node on each MDU property to the I(3)S regional point-of-presence (POP) in each metropolitan area served by I(3)S;

          c. A regional point-of-presence network that connects the POP to the i3s.net national Internet backbone;

          d. A national Internet backbone consisting of broadband communication facilities for the transport of data among I(3)S POPs and public and private Exchange Points where data and Internet routing information will be exchanged with other networks peered with i3s.net;

          e.   A National Operations Center (NOC).

     2.   Certain computer services that include, but not limited to:

          a.   Membership system for user authentication and authorities;

          b. Personalization services for customizing content to user preferences;

          c.   Internet mail (SMTP and POP3);

          d. Internet newsgroups (NNTP) composed of approximately 25,000 newsgroups;

          e.   Internet World Wide Web (HTTP) services;

          f.   Internet chat (IRC and MIRC);

          g.   White-pages-style directory services;

          h.   Internet locator services;

          i.   Conferencing and collaboration bridges;

          j. Streaming multimedia services such as Microsoft's NetShow and Progressive Network's RealMedia;

          k.   Electronic commerce services.

     3.   A branded suite of client software that includes, but not limited to:

          a.   Web browser;

          b.   Mail reader;

          c.   News reader;

          d.   Chat client;

          e.   Conferencing and collaboration client;

          f.   Appropriate plug-ins and ActiveX controls.

     4.   Certain customer service functions that include, but not limited to:

          a.   A National Customer Care Center;

          b.   A telephone and network-based customer help desk;

          c.   A Trouble Reporting facility;

          d.   A customer billing system.

     5. Certain multimedia-rich content that showcases the capabilities of HSDS that includes, but not limited to:

          a.   Original content created by I(3)S;

          b. Aggregated content created by others but licensed by I(3)S and improved for uses in a HSDS system;

          c. Aggregated content created by others but licensed by I(3)S and used unimproved.

                                   SCHEDULE E

                               CUSTOMER HELP LINE
                          SERVICE AND REQUIRED FEATURES


OPTEL RESPONSIBILITIES:

     1.   Provide toll free numbers for:

          a.   Inquiries about the HSDS product

          b.   Ordering and scheduling installation of HSDS products

          c.   Billing inquiries

          d.   Tier 1 technical support inquires

     2.   Operate 24x7 customer service call center operation.

     3. Maintain sufficient customer service staff and call center capacity to connect to Subscribers within 5 minutes of call entering processing operation.

     4.   Resolve billing issues within 24 hours 95% of time.

     5.   Resolve property network issues within 24 hours 95% of time.

     6. Develop and publish escalation procedure for Help Desk and attendants related to network issues.


I(3)S RESPONSIBILITIES

     1.   Provide toll free number for:

          a.   Technical support for all HSDS issues

          b. Technical support for Subscriber CPU hardware and software issues related to HSDS

          c.   Technical support for cable modem issues

     2.   Answer toll free line consistent with the OpTel/I(3)S service co-brand

     3.   Operate 24x7 customer service call center operation.

     4. Maintain sufficient customer service staff and call center capacity to connect to Subscribers within 5 minutes of call entering processing operation.

     5.   Resolve technical issues within 24 hours 95% of time.

     6. Develop and publish escalation procedure for Help Desk and attendants related to network issues.

     7. Develop and publish escalation procedures for OpTel to contact regarding technical issues related to the network.

     8. Provide training support for OpTel's customer service representatives (train-the-trainer support).

                                   SCHEDULE F

                 SUBSCRIBERS' HARDWARE AND SOFTWARE INSTALLATION
                  SPECIFICATIONS AND INSTALLATION REQUIREMENTS


OPTEL SHALL:

     1. Develop a standard ISP contract for Subscribers with terms and conditions reasonably acceptable to I(3)S.

     2. Train its customer service representatives to follow I(3)S-provided procedures to try to verify that potential Subscribers' personal computers meet the I(3)S established minimum requirements for the supplied software and the HSDS service.

     3. Schedule an appointment with each new Subscriber to meet the I(3)S installation personnel for the installation of the HSDS in the Subscriber's unit.

     4. Supply I(3)S with Subscribers' information required to install, provision and complete the set up of Subscribers' HSDS service (the nature of which to be provided by I(3)S). OpTel and I(3)S will jointly develop an appropriate paper-form-based system or automated system to facilitate this process.

     5.   Provide coaxial connection to the Subscriber's specified location.

     6. Verify that the coaxial connection completed to the Subscriber's specified location meets or exceeds the minimum operational requirements for the I(3)S supplied cable modem and the I(3)S HSDS service described in Schedule A.

     7. Verify that all CATV services function properly after I(3)S completes installation.

I(3)S SHALL:

     1. Maintain a sufficient inventory of cable modems in each Market and develop procedures to restock Markets with cable modems as used in Subscriber installations.

     2. Issue and install the required number of cable modems for the service requested by the Subscriber. Develop contract for subscribers for cable modem lease with terms and conditions reasonably acceptable to OpTel.

     3. Meet the Subscriber at the Subscriber's residence at the scheduled time at least 95% of time.

     4.   Install the required cable modem(s) in the Subscriber's unit.

     5. Install any required network interface cards (NICs), TCP/IP protocols and Internet software suite in the Subscriber's personal computer.

     6. Offer the Subscriber a brief introduction to the HSDS to be performed at the time of installation. This introduction will include how to launch the service, how to find the training material on the i3s.net Web site, how to find the Subscriber Support Section on the i3s.net Web site and how to call for technical assistance or support.

     7. Obtain signatures required to verify that installation was executed properly and to the satisfaction of the subscriber.

     8. Provide OpTel with a copy of the installation transaction documentation verifying that the completed installation is ready for billing. This documentation will include the cable modem delivery receipt, the ISP contract, the completed work order and Subscriber's signature verifying that the installation was executed properly.

     9. I(3)S installation technicians shall present a neat, well-groomed and professional appearance and shall efficiently perform the procedures described above in a professional and courteous fashion.

                                   SCHEDULE G

                       PROCEDURES FOR DETECTION AND NOTICE
                OF OPTEL PROPERTY NETWORK AND LOCAL LOOP FAILURES


OPTEL SHALL:

     1. Designate an engineering point of contact for I(3)S Network Operations Center (NOC) to report problems or failures twenty-four hours per day, seven days per week (24x7).


I(3)S SHALL:

     1. Use the cable modem system and certain network management features that it provides to monitor the availability and quality of OpTel's property network (its CATV plant).

     2. Report to OpTel's designated engineering point of contact any problems observed by the I(3)S NOC in the course of operating the cable modem system network management features.

     3. Report to OpTel's designated engineering point of contact any problems determined by Subscriber contact in the course of operating the Subscriber Help Desk.

     4. Offer to OpTel a read-only direct computer interface into the I(3)S cable modem system's network management platform for the purposes of direct observation of the information produced by the management platform and possible enhancement of OpTel's property network operations. If OpTel elects to implement a read-only direct -computer interface, OpTel will be responsible for all of the costs associated with such an interface.

                                   SCHEDULE H


                  HSDS INITIAL SUBSCRIBER RATES, SERVICE LEVELS
                     AND INSTALLATION AND EQUIPMENT CHARGES


I(3)S and OpTel agree that, initially, the HSDS Subscriber rates, service levels and installation and equipment charges shall be:


64 kb/s contention-based non-burstable                           $29.95 per month*
1.00  mb/s contention-based burstable                            $49.95 per month*
1.54 mb/s contention-based with reserved bandwidth               $69.95 per month*

Small office, home office (SOHO)                                 $500.00 per month*
Vanity DNS hosting                                               $100.00 per month*

Installation fee                                                 $99.00 non-recurring
Network interface card (NIC)                                     market price (assumed to be
                                                                 $60)

LanCity LCp cable modem purchase                                 market price (currently $395.00)
                                                                 non-recurring
Monthly rental of LCp                                            market price


* Additional monthly fees may be charged to non-cable subscribers. These fees may vary by both market and service level of HSDS.


Note: The rates, levels and charges set forth above are subject to change as provided in this agreement. I(3)S and OpTel agree that rates may be reviewed as frequently as required and may vary by Market

                                   SCHEDULE I

                                APPROVED MARKETS


I(3)S agrees that the following OpTel Markets, with 3,500+ units, meet the Market Criteria and are eligible for the delivery of HSDS:

          San Francisco, CA
          San Diego, CA
          Los Angeles, CA
          Phoenix, AZ
          Denver, CO
          Colorado Springs, CO
          Dallas-Fort Worth, TX
          Houston, TX
          Chicago, IL
          Miami-Fort Lauderdale, FL

I(3)S currently has plans to open regional POPs in the following Markets in calendar year 1998. If OpTel has 3500 or more units in any of the following Markets, then such Markets will meet the Market Criteria and be eligible for the delivery of HSDS.

          San Jose, CA                  Pennsauken, NJ
          Washington DC                 Las Vegas, NV
          Tampa, FL                     New York, NY
          Atlanta, GA                   Portland, OR
          Detroit, MI                   Seattle, WA
          St. Louis, MO                 Milwaukee, WI
          Charlotte, NC

I(3)S also currently plans to open local concentrator locations (access nodes on the i3s.net network without the full capabilities of a regional POP, but connected directly to one or more regional POPs) in the following cities:

Birmingham, AL               Kansas City, KS/MO           Akron, OH
Huntsville, AL               Wichita, KS                  Cincinnati, OH
Scottsdale, AZ               Louisville, KY               Cleveland, OH
Tucson, AZ                   Boston, MA                   Columbus, OH
Bakersfield, CA              Marlborough, MA              Oklahoma City, OK
Sacramento, CA               Westborough, MA              Philadelphia, PA
Orlando, FL                  Baltimore, MD                Providence, RI
Jacksonville, FL             MT. Pleasant, MI             Memphis, TN
Macon, GA                    Raleigh/Durham, NC           Nashville, TN
Savannah, GA                 Greensboro, NC               Austin, TX
Bettendorf, IA               Omaha, NB                    Corpus Christi, TX
Des Moines, IA               Edison, NJ                   El Paso, TX
Peoria, IL                   Jersey City, NJ              San Antonio, TX
Rantoul, IL                  Plainsboro, NJ               Norfolk, VA
Indianapolis, IN             Rochester, NY                Richmond, VA